Exhibit 99.1

Ramtron International Corporation News Release Nasdaq: RMTR

NEWS FOR RELEASE: 8/2/2011, 4:01 PM ET

IR CONTACT:	Lee A. Brown
(719) 481-7213
lee.brown@ramtron.com

Ramtron Announces Closing of Common Stock Offering and

Over-Allotment Option

COLORADO SPRINGS, CO – August 2, 2011 – U.S. semiconductor maker Ramtron International Corporation (NASDAQ: RMTR) today announced the completion of its previously announced public offering of 4,750,000 shares of its common stock. The company also completed the sale of 712,500 additional shares of its common stock at the public offering price of $2.00 per share pursuant to the full exercise of the over-allotment option granted to underwriters of the public offering, resulting in aggregate net proceeds from the offering of approximately $9.9 million after deducting the underwriting discount and estimated offering expenses payable by the company. Needham & Company, LLC acted as sole book-running manager for the offering and Craig-Hallum Capital Group LLC acted as co-manager for the offering.

Ramtron intends to use the net proceeds from the offering for general corporate purposes, including working capital. The shares described above were offered and sold by Ramtron International Corporation pursuant to a registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering was filed with the SEC on July 28, 2011 and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering, may be obtained from the SEC’s web site at http://www.sec.gov, or from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, (612) 334-6300.

Ramtron Announces Closing of Common Stock Offering and Over-Allotment Option / Page 2

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this release are being made as of the date hereof, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statements contained herein.

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